BJ’S WHOLESALE CLUB HOLDINGS, INC.
2018 INCENTIVE AWARD PLAN

PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD GRANT NOTICE AND
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
(CEO, EVPs, SVPs, select VPs)
BJ’s Wholesale Club Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the number of performance-vesting restricted stock units (the “PSUs”) set forth below (the “Award”). The PSUs are subject to the terms and conditions set forth in this Performance-Vesting Restricted Stock Unit Award Grant Notice (the “Grant Notice”), the Plan and the Performance-Vesting Restricted Stock Unit Award Agreement attached hereto as Exhibit A (the “Agreement”), each of which is incorporated into this Grant Notice by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	[____]
Grant Date:	April 1, [____]
Target Number of PSUs:	[_____]
Maximum Number of PSUs:	[______]
Vesting Criteria:	The PSUs will be eligible for vesting, contingent upon the attainment of both the Performance Condition and Service Condition specified in Appendix I.
Issuance Schedule:	The Shares will be issued (to the extent any portion of the PSUs is earned and becomes vested in accordance with the Vesting Criteria in Appendix I) in accordance with Section 2.4 of the Agreement.

By Participant’s acceptance of award, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and the Grant Notice. Participant has reviewed the Plan, the Agreement and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Plan, the Agreement and the Grant Notice. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Agreement and the Grant Notice. In accepting the PSUs, the Participant acknowledges, understands and agrees that the PSUs, as well as all other PSUs previously granted to the Participant, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Company’s Policy for Recoupment of Incentive Compensation, to the extent applicable.

1

EXHIBIT A
TO PERFORMANCE -VESTING RESTRICTED STOCK UNIT AWARD GRANT NOTICE

PERFORMANCE – VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the number of PSUs set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a)“Cause” shall mean a Company Group Member having “Cause” to terminate Participant’s employment or services, as such term is defined in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, a Company Group Member shall have “Cause” to terminate Participant’s employment or services upon: (i) Participant’s failure to substantially perform the Participant’s duties as reasonably determined by the Board (other than as a result of the Participant’s Disability); (ii) materially dishonest statements or acts by the Participant with respect to the Company Group or any of its Affiliates; (iii) Participant’s commission of an act constituting a felony under the laws of the United States or any state thereof; (iv) Participant’s gross negligence, willful misconduct or insubordination with respect to the Company Group or any of its Affiliates; or (v) any other act or omission by the Participant which is materially injurious to the financial condition or business reputation of the Company Group or any of its Affiliates. Whether or not an event giving rise to “Cause” occurs will be determined by the Board in its sole discretion.
(b)“Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(c)“Company Group” shall mean the Company and its Subsidiaries.
(d)“Company Group Member” shall mean each member of the Company Group.
(e)“Determination Date” shall have the meaning set forth in Appendix I.
(f)“Disability” shall have the meaning ascribed to such term in any relevant employment agreement between Participant and a Company Group Member; provided that, in the absence of such agreement containing such definition, “Disability” shall mean permanent disability or incapacity as determined in accordance with the Company’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by the Board in its good faith judgment based upon inability to perform the essential functions of his or her position, with reasonable accommodation by the Company, for a period in excess of 180 days during any period of 365 calendar days.
(g)“Retirement” shall mean the Participant has: (i) attained age 55 and completed at least 10 years of continued status as an Employee, based on the Adjusted Service Date as defined in the Company’s Adjusted Service Dates Policy; (ii) provided advance written notice of his or her intention to retire at least 6 months in advance of such intended Retirement. The foregoing elements of Retirement may be waived, in whole or in part, for hardship as determined in the sole discretion of the Compensation Committee (the “Committee”). In the event that a Participant is terminated without Cause after satisfying (i) of this paragraph, the requirements of (i) and (ii) of this paragraph will be deemed automatically satisfied as of the Cessation Date.

1.2Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
AWARD OF PSUS
2.1Award of PSUs. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustments as provided in the each of the foregoing. Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(c), in either case, at the times and subject to the conditions set forth herein. However, unless and until the PSUs have vested, Participant will have no right to the payment of any Shares subject thereto. Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.
2.2Vesting of PSUs.
(a)The PSUs shall vest upon the attainment of both the Performance Condition and the Service Condition in accordance with terms set forth in Appendix I.
(b)Any PSUs that have not satisfied both the Performance Condition and the Service Condition as of the Determination Date shall thereupon be forfeited immediately and without any further action by the Company.
2.3Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)The Company Group has the authority to deduct, withhold or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:
(i)by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;
(ii)by the deduction of such amount from other compensation payable to Participant;
(iii)with the consent of the Administrator, by requesting that the Company withhold a net number of Shares subject to the Award having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant's applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(iv)with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant's applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income; or
(v)in any combination of the foregoing.

(b)With respect to any withholding taxes arising in connection with the Award, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.3(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant's required payment obligation pursuant to Section 2.3(a)(ii) or Section 2.3(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any Shares to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting of PSUs hereunder or any other taxable event with respect to the PSUs.
(c)In the event any tax withholding obligation arising in connection with the Award will be satisfied under Section 2.3(a)(iii) above, then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant's behalf a whole number of Shares from those Shares that are subject to the Award as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant's acceptance of this Award constitutes Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.3(c), including the transactions described in the previous sentence, as applicable.
(d)Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes owed in connection with the Award, regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Award. No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding or vesting of the Award or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Award to reduce or eliminate Participant's tax liability
2.4Distribution or Payment of PSUs; Dividend Equivalents.
(a)Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(c), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting (for the avoidance of doubt, this deadline is intended to comply with the “short-term deferral” exemption from Section 409A of the Code). Notwithstanding the foregoing, the distribution or payment in settlement of PSUs may be delayed if (i) such payment or distribution is subject to a deferral election made in accordance with Section 409A and applicable Company policy, or (ii) such payment or distribution will violate Federal securities laws or any other Applicable Law, provided, in such case, that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A of the Code.
(b)On the Determination Date, the Company will determine the number of PSUs which satisfy the Performance Condition (the “Earned PSUs”). Unless the distribution or payment in settlement of the PSUs is subject to a deferral election made in accordance with Section 409A and applicable Company policy, reasonably promptly (but, in all events, no later than 30 days) after the Determination Date, the Company will pay to the Participant in cash, an amount of dividend equivalents equal to the aggregate dividends that would have been paid with respect to the Earned PSUs on or before the Determination Date if such Earned PSUs had been issued as Shares on the first day of the Performance Period (other than those with respect to which an adjustment was made pursuant to Section 4.2 hereof). With respect to dividends with a record date prior to the Determination Date and a payment date after the Determination Date, the Company will pay the Participant, in cash, on the respective payment dates for such dividends, an amount of dividend equivalents equal to the amount of such dividends that would have been paid with respect to the Earned PSUs if such Earned PSUs had been issued as Shares prior to the record date for such dividends. However, if the distribution or payment in settlement of the PSUs is delayed in accordance with Section 409A, the payments contemplated in the two preceding sentences shall instead be paid in accordance with the requirements of Section 409A and applicable Company policy. The issuance of the Earned PSUs and payment of dividend equivalents is intended to comply with the requirements for a “short term deferral” under Section 409A of the Code absent a deferral election made in accordance with Section 409A and applicable Company policy and this Agreement and the PSUs will be construed and administered to comply with such requirements.
(c)Conditions to Issuance of Certificates. The Company shall not be required to issue or deliver any certificate or certificates for any Shares or to cause any Shares to be held in book-entry form prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.
2.5Restrictions.
(a)PSUs Not Transferable. The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed. No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, the PSUs may be transferred to certain persons or entities related to the Participant, including but not limited to members of Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of Participant’s family or to such other persons or entities as may be expressly approved by the Administrator, pursuant to any such conditions and procedures the Administrator may require.
2.6No Rights as a Stockholder. The Participant's interest in the PSUs will not entitle the Participant to any rights as a stockholder of the Company. The Participant will not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 2.4.
ARTICLE III.
RESTRICTIVE COVENANTS
3.1Obligation to Maintain Confidentiality. Participant acknowledges that the confidential or proprietary information and data (including trade secrets) of the Company Group and any of its Affiliates obtained by Participant while employed by or in the service of the Company Group or any of its Affiliates (including, without limitation, prior to the date of this Agreement) (“Confidential Information”) are the property of the Company Group and/or its Affiliates, including information concerning acquisition opportunities in or reasonably related to the Company Group’s or any of its Affiliates’ business or industry of which Participant becomes aware during the period of Participant’s employment or service. Therefore, Participant agrees that he or she will not disclose to any unauthorized person, group or entity or use for Participant’s own account any Confidential Information without the Company’s written consent, unless and to the extent that the Confidential Information, (a) becomes generally known to and available for use by the public other than as a result of Participant’s acts or omissions to act, (b) was known to Participant prior to Participant’s employment or service with the Company Group or any of its Affiliates, or (c) is required to be disclosed pursuant to any applicable law or court order. Participant shall use reasonable best efforts to deliver to the Company on his or her Cessation Date, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company Group and any of its Affiliates (including, without limitation, all acquisition prospects, lists and contact information) which Participant may then possess or have under his or her control, but excluding financial information of the Company relating to Participant’s ownership of shares of Common Stock, which information will nonetheless continue to constitute Confidential Information.
3.2Ownership of Property. Participant acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company Group or any of its Affiliates actual or anticipated business, research and development, or existing or future products or services and that were or are conceived, developed, contributed to, made, or reduced to practice by Participant (either solely or jointly with others) while employed by or in the service of the Company Group or any of its Affiliates (including, without limitation, prior to the date of this Agreement) (including any of the foregoing that constitutes any proprietary information or records) (“Work Product”) belong to the Company Group and its Affiliates and Participant hereby assigns, and agrees to assign, all of the above Work Product to the Company Group and its Affiliates. Any copyrightable work prepared in whole or in part by Participant in the course of Participant’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company Group and its Affiliates shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Participant hereby assigns and agrees to assign to the Company Group and its Affiliates all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Participant shall as promptly as practicable under the circumstances disclose such Work Product and copyrightable work to the Company and perform all actions reasonably requested by the Company (whether during or after Participant’s employment with or service to the Company Group and its Affiliates) to establish and confirm the Company Group’s or its Affiliates’ ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments).
3.3Third Party Information. Participant understands that the Company Group and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company Group and Affiliates part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the period of Participant’s employment with or service to the Company Group or any of its Affiliates and thereafter, and without in any way limiting the provisions of Section 3.1 above, Participant will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of the Company Group or its Affiliates who need to know such information in connection with their work for the Company Group or its Affiliates) or use, except in connection with Participant’s work for the Company Group or any of its Affiliates, Third Party Information unless expressly authorized by the Company in writing or unless and to the extent that the Third Party Information, (a) becomes generally known to and available for use by the public other than as a result of Participant’s acts or omissions to act, (b) was known to Participant prior to Participant’s employment with or service to the Company Group and any of its Affiliates, or (c) is required to be disclosed pursuant to any applicable law or court order.
3.4Use of Information of Prior Employers. During Participant’s employment with and/or services, Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person to whom Participant has an obligation of confidentiality, and will not bring onto the premises of the Company Group or any of its Affiliates any unpublished documents or any property belonging to any former employer or any other person to whom Participant has an obligation of confidentiality unless consented to in writing by the former employer or person. Participant will use in the performance of Participant’s duties only information which is (a)(i) common knowledge in the industry or (ii) otherwise legally in the public domain, (b) otherwise provided or developed by the Company Group or its Affiliates or (c) in the case of materials, property or information belonging to any former employer or other person to whom Participant has an obligation of confidentiality, approved for such use in writing by such former employer or person.
3.5Nonsolicitation and Non-hire. Participant acknowledges that, in the course of Participant’s employment and/or services, Participant will become familiar with the Company Group’s and its Affiliates’ trade secrets and with other confidential information concerning the Company Group and its Affiliates and that Participant’s services will be of special, unique and extraordinary value to the Company Group and its Affiliates. Therefore, Participant agrees that:
(a)Restriction. While employed or engaged by the Company Group or any of its Affiliates, and for a period beginning on the Participant’s Cessation Date and ending on the second anniversary of such Cessation Date, Participant shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company Group or any of its Affiliates to leave the employ of the Company Group or any of its Affiliates, or in any way interfere with the relationship between the Company Group or any of its Affiliates and any employee thereof, and (ii) hire any person who was an employee of the Company Group or any of its Affiliates within 180 days prior to the time such employee was hired by Participant, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company Group or any of its Affiliates to cease doing business with the Company Group and its Affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company Group and its Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company Group or its Affiliates and with which the Company Group or its Affiliates has entered into substantive negotiations or has requested and received confidential information relating to the acquisition of such business by the Company Group or any of its Affiliates in the two-year period immediately preceding Participant’s Termination of Services with the Company Group and its Affiliates.
(b)Enforcement. If, at the time of enforcement of Section 3.5(a), a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Participant agrees that because his or her services are unique and Participant has access to confidential information, money damages would be an inadequate remedy for any breach of this Article 3. Participant agrees that the Company Group or any of its Affiliates in the event of a breach or threatened breach of this Article 3, may seek injunctive or other equitable relief in addition to any other remedy available to them in a court of competent jurisdiction without posting bond or other security.
(c)Non-disparagement. Participant agrees that at no time during his employment or engagement by the Company Group and its Affiliates or thereafter, shall he or she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, in any material respect, the reputation, business or character of the Company Group or any of its Affiliates or any of their respective directors, officers or employees; provided that Participant shall not be required to make any untruthful statement or to violate any law.
3.6Acknowledgments. Participant acknowledges that the provisions of this Article 3 are (a) in addition to, and not in limitation of, any obligation of Participant’s under the terms of any employment agreement with the Company Group or any of its Affiliates, (b) in consideration of (i) employment with or engagement by the Company Group or any of its Affiliates, (ii) the issuance of the PSUs by the Company and (iii) additional good and valuable consideration as set forth in this Agreement. In addition, Participant agrees and acknowledges that the restrictions contained in Article 3 do not preclude Participant from earning a livelihood, nor do they unreasonably impose limitations on Participant’s ability to earn a living. Participant agrees and acknowledges that the potential harm to the Company Group or any of its Affiliates of the non-enforcement of this Article 3 outweighs any potential harm to Participant of its enforcement by injunction or otherwise. Participant acknowledges that he or she has carefully read this Agreement and has given careful consideration to the restraints imposed upon Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company Group and its Affiliates now existing or to be developed in the future. Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.
3.7Response to Subpoena; Whistleblower Protection. Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and Participant shall not be not required to notify the Company Group that such reports or disclosures have been made.
ARTICLE IV.
OTHER PROVISIONS
4.1Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
4.2Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.
4.3Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 4.3, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
4.4Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company and its agents may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement.
4.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
4.6Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

4.7Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Award is granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
4.8Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Award in any material way without the prior written consent of Participant.
4.9Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 2.5(b) and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
4.10Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Award, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
4.11Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.
4.12Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit or appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.
4.13Section 409A.
(a)Unless the settlement is subject to a deferral election made in accordance with Section 409A and applicable Company policy, the PSUs granted hereunder are not intended to provide for any deferral of compensation subject to Section 409A and, accordingly, the benefits provided pursuant hereto shall be paid on or before the fifteenth day of the third month following the taxable year in which such benefit vests and is no longer subject to a substantial risk of forfeiture, as determined in accordance with Section 409A. With respect to any PSUs the settlement of which is deferred in accordance with Section 409A and applicable Company policy, the parties intend that this Award will be administered in accordance with Section 409A and to the extent that any applicable provision is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that such payments hereunder comply with Section 409A. The Company makes no representation or warranty and shall have no liability to Participant or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption or exception from, or the conditions of, Section 409A.
(b)Each payment under this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Section 409A.

(c)If as of Cessation Date Participant is determined to be a “specified employee” as defined in Section 409A, and one or more of the payments or benefits received or to be received by Participant pursuant to this Agreement would constitute deferred compensation subject to Section 409A that is payable upon Participant’s termination, no such payment or benefit will be provided under this Agreement until the earliest of the first payroll date that is (A) six (6) months and one (1) day after Participant’s “separation from service” for any reason, or (B) after Participant’s death (the “Six-Month Delay”). The provisions of this section shall only apply to the extent required to avoid Participants incurrence of any additional tax or interest under Section 409A.
4.14Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
4.15Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets.
4.16Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

APPENDIX I

Performance Periods:
There are three separate and consecutive performance periods of February 1, 2026 – January 30, 2027 (“Performance Period 1”), January 31, 2027 – January 29, 2028 (“Performance Period 2”), and January 30, 2028 – February 3, 2029 (“Performance Period 3”) (each a “Performance Period” and collectively, the “Performance Periods”).

Performance Component:
Each Performance Period has both an adjusted EPS growth target and an adjusted net merchandise sales growth target (defined below) as set forth under the Performance Condition, with “growth” being defined from the prior Performance Period. For example, growth with respect to Performance Period 2 being determined with respect to on the adjusted net merchandise sales for the prior Performance Period, or in fiscal year 2026 in the case of Performance Period 1. Whether a performance target is achieved with respect to each Performance Period will be determined by the Compensation Committee in its sole discretion on the respective Determination Dates.

Vesting:
PSUs shall vest upon the satisfaction of both the Service Condition and the Performance Condition, where 1/3rd of the PSUs will vest in accordance with the determination of the Performance condition for Performance Period 1, 1/3rd of the PSUs will vest in accordance with the determination of the Performance condition for Performance Period 2, and 1/3rd of the PSUs will vest in accordance with the determination of the Performance condition for Performance Period 3. For the avoidance of doubt, the Performance Condition shall not be deemed satisfied until as determined by the Committee on the respective Determination Dates (as defined below).

Service Condition:
The Service Condition shall be satisfied with respect to all PSUs subject to this Award by the Participant’s continued status as an Employee through April 1 immediately following conclusion of Performance Period 3 (or the Friday immediately prior to such day, if April 1 is not a trading day). “Service Period” means the period of time from and including the first day of Performance Period 1 through and including the last day of Performance Period 3.

Performance Condition:
The Performance Condition shall be bifurcated with 70% of the PSUs vesting (if at all) in accordance with an adjusted EPS growth target and 30% of the PSUs vesting (if at all) in accordance with an adjusted net merchandise sales target (“Adjusted Net Merchandise Sales”). For purposes hereof, Adjusted Net Merchandise Sales means gross merchandise sales including sales adjustments, such as without limitation, rewards programs, coupons, and similar offsets, and excluding gas. The Committee shall determine during the first ninety (90) days following the end of each applicable Performance Period the number of PSUs which shall satisfy the applicable Performance Condition (such date for each Performance Period being, the “Determination Date”). All determinations with respect to adjusted EPS and Adjusted Net Merchandise Growth shall be made by the Committee in its sole discretion and, with respect to each Performance Period, and the Performance Condition shall not be achieved and the PSUs shall not vest until the Committee determines whether the Performance Condition has been satisfied. The total number of PSUs which satisfy the Performance Condition with respect to each Performance Period shall be as follows: rounded down to the nearest whole Share, with linear interpolation for growth rates falling between two consecutive Growth Rate Hurdles as outlined in the table below:

Appendix I - 1

Performance Condition with Respect to Each Performance Period
Adjusted EPS – 70%		Adjusted Net Merchandise Sales Growth – 30%
Growth Rate Hurdle	Payout as % of Target	Growth Rate Hurdle	Payout as % of Target
Below -5.9%	0%	Below 1.0%	0%
-3.0%	50%	2.0%	50%
1.0% to 4.6%	100%	4.0% to 6.2%	100%
7.7%	150%	7.0%	150%
10.3%	200%	8.0%	200%
In addition to the foregoing, the Committee shall, on the Determination Date, determine the Average Annual Increase in Total Paid Members (“AAI”) measured over the Performance Period. In addition to the PSUs determined above, (i) to the extent AAI over the performance period equals or exceeds 6.75%, an additional number of PSUs shall vest upon the satisfaction of the Service Condition equal to the Target Number of PSUs specified on the Grant Notice multiplied by 50%, and (ii) if AAI is 7% or greater over the collective Performance Periods, an additional number of PSUs shall vest upon the satisfaction of the Service Condition equal to the Target Number of PSUs specified on the Grant Notice multiplied by 50% (for a total number of additional PSUs inclusive of (i) equal to 100% of Target Number of PSUs specified on the Grant Notice). Notwithstanding the foregoing, the additional number of PSUs that shall vest pursuant to the preceding sentence shall be zero if the Tenured Renewal Rate for Performance Period 3, rounded to the nearest whole number, is less than 89%. The Committee’s determination of the foregoing shall be made in the sole and absolute discretion of the Committee and shall take into account any material effects of any increase in membership fees on AAI (which for the avoidance of doubt includes any material effect on Tenured Renewal Rate) during the collective Performance Periods, including an increase in membership fees enacted prior to the collective Performance Periods.
In the event of a Change in Control prior to the Determination Date, PSUs shall vest as follows: (i) any completed Performance Period shall vest based on the actual achievement of the Performance Condition for that Performance Period; and (ii) with respect to each then uncompleted Performance Period, the Performance Condition will be deemed achieved at Target irrespective of actual achievement of the Performance Condition, and the PSUs shall vest based on the total number of PSUs for all uncompleted Performance Periods, including any adjustment to the total number of PSUs resulting from the satisfaction of the Average Annual Increase in Total Paid Members and the Target Renewal Rate metrics outlined below. In addition, the Committee shall determine in its sole and absolute discretion whether, as of the end of the fiscal year in which the Change in Control occurs, AAI is likely to meet or exceed the AAI thresholds of 6.75% or 7% and whether, as of the end of the fiscal year in which the Change in Control occurs, the Tenured Renewal Rate is likely to meet or exceed the Tenured Renewal Rate threshold of 89%, and the PSUs shall vest based on the total number of PSUs for all Performance Periods (including completed and uncompleted), including any adjustment to the total number of PSUs resulting from the satisfaction of the AAI and the Target Renewal Rate metrics.
In the event of a Termination of Service due to the Participant’s death, Disability or Retirement prior to the last day of the Service Period, the PSUs shall vest on each Determination Date on a pro rata basis, calculated as: a * (b/c), rounded down to the nearest whole Share. Where: a = the total number of PSUs that satisfy the Performance Condition for all Performance Periods in the aggregate, based on actual achievement of such Performance Condition, and including any adjustment to the total number of PSUs resulting from the Committee’s determination, in its sole discretion, that the AAI and the Target Renewal Rate metrics (as described above) were satisfied; b = the total number of calendar days Participant was in continuous service as an Employee during the Service Period; c = the total number of calendar days in the Service Period. The Committee may in its sole discretion grant additional vesting, accelerate vesting, or modify payout timing for any PSU award issued under this Agreement.
For purposes of this Agreement:

Appendix I - 2

Adjusted EPS means the sum of the earnings per share, determined by the Committee in its sole discretion in accordance with generally accepted accounting practices in the United States, for each of the three fiscal years of the Performance Period, adjusted to account for:
•unusual or one-time items of expense or income, including without limitation: asset impairment charges; charges associated with the closing or relocating of a club; charges related to debt refinancing or other capital markets transactions;
•income or expense related to discontinued operations;
•restructuring charges including severance charges related to the restructuring and any other non-recurring or out of period charge as approved by the Committee and the tax impact of the foregoing adjustments on net income;
•changes to corporate tax rates or similar fees or charges, including tariffs;
•the effects of acquisitions; divestitures; stock split-ups; stock dividends or distributions; recapitalizations; warrants or rights issuances or combinations; exchanges or reclassifications with respect to any outstanding class or series of the Company’s common stock;
•a corporate transaction, such as any merger of the Company with another corporation; any consolidation of the Company and another corporation into another corporation; any separation of the Company or its business units (including a spin-off or other distribution of stock or property by the Company); or
•any reorganization of the Company; or any partial or complete liquidation by the Company; or sale of all or substantially all of the assets of the Company.
AAI means the average of the annual rates of increase in Total Paid Members over each of the three fiscal years of the performance period, measured for each such year from the January 15 immediately prior to the start of such fiscal year to the January 15 immediately prior to the end of such fiscal year.
Tenured Renewal Rate means the “tenured renewal rate” as reported in the Company’s Annual Report on Form 10-K filed immediately following the end of the Performance Period.

Appendix I - 2